Exhibit 99.1

Cree | Wolfspeed To Transfer to the New York Stock Exchange and Trade Under New Ticker Symbol
“WOLF”; To Host Investor Day in NYC on Wednesday, Nov. 17

DURHAM, N.C. September 16, 2021 – Cree, Inc. (Nasdaq: CREE), the global leader in Silicon Carbide technology through its Wolfspeed business, today announced that it will transfer the listing of its common stock to the New York Stock Exchange (“NYSE”) from The Nasdaq Global Select Market. Cree expects to commence trading as a NYSE-listed company at market open on October 4, 2021 under the new ticker symbol ‘WOLF’. The Company will continue to trade its common stock on the Nasdaq until the close of the market on October 1, 2021. As previously announced, the Company will also change its corporate name from Cree, Inc. to Wolfspeed, Inc. effective October 4, 2021.

“We are pleased to join the NYSE, one of the world’s most prestigious trading platforms, as we continue on our transformational journey as a pure play global semiconductor powerhouse leading the industry transition from silicon to Silicon Carbide,” said Gregg Lowe, Chief Executive Officer at Cree | Wolfspeed. Importantly, our company name change to Wolfspeed capitalizes on our 30-year heritage of working with Silicon Carbide and underscores our ambitious plans to compete and win in the rapidly expanding marketplace, which we believe will continue to provide long-term value for our customers and shareholders.”

“We are excited to welcome Cree | Wolfspeed as it transfers its listing to the NYSE,” said John Tuttle, Vice Chairman and Chief Commercial Officer, NYSE Group. “We look forward to the company joining the NYSE’s community of icons and disruptors, and to supporting their efforts to lead the worldwide transition from silicon to Silicon Carbide.”

Cree will host an Investor Day the morning of Wednesday, November 17, 2021 at the New York Stock Exchange in New York City. Cree | Wolfspeed CEO Gregg Lowe, CFO Neill Reynolds, and other members of the senior management team will discuss the Company’s progress on its transformation strategy and share more detail about its long-term outlook.

In-person attendance is limited to the investment community and registration is required. Institutional investors and financial analysts interested in attending should contact Cree’s investor relations team via the following email: investorrelations@cree.com. The event will be webcast live on the Investor Relations page of the Company website. Webcast details will be available on Cree’s website at investor.cree.com/events.cfm. A replay of the webcast and related presentation materials will be available on the website following the conclusion of the event.

About Cree, Inc.

Cree is an innovator of Wolfspeed® power and radio frequency (RF) semiconductors. Cree’s Wolfspeed product families include silicon carbide materials, power-switching devices and RF devices targeted for applications such as electric vehicles, fast charging inverters, power supplies, telecom and military and aerospace

For additional product and Company information, please refer to www.cree.com.

Cree® and Wolfspeed® are registered trademarks of Cree, Inc.

Investor Relations Contact:
Tyler Gronbach
Cree, Inc.
Vice President, Investor Relations
(919) 407-4820
investorrelations@cree.com

Media Contact:
Joanne Latham
Cree, Inc.
Vice President, Corporate Marketing
(919) 407-5750
media@cree.com
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